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                                                                    EXHIBIT 99.1

A UNIT INVESTORS

Red Brook Developments Limited
Ruth Reisman Limited
Augusta Holding Inc.
Art Kleinstein
Beverly Reisman
Zivojin Maznic
Ronald Prosserman
George Steels
AGF Growth Equity Fund
GWL Growth Equity Fund
London Life Growth Equity Fund
IG AGF Diversified Growth Fund
IG AGF Diversified Growth Class
Stanley Nashen
Patrick McDougall